Exhibit 23.1

Consent of Independent Auditor

We hereby consent to the incorporation by reference in the Registration Statement of Wheeler REIT on Form S-11 (No. 333-189887) and Form S-3 (No. 333-193563) of our report dated February 28, 2014, with respect to the Combined Statement of Revenues and Certain Operating Expenses of Clover Plaza, South Square, Waterway Plaza, Westland Square, and St. George Plaza for the year ended December 31, 2012 and December 31, 2011, which report appears in the accompanying Current Report on Form 8-KA of Wheeler Real Estate Investment Trust, Inc.

/s/ Cherry Bekaert LLP

Virginia Beach, Virginia

February 28, 2014